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EXHIBIT 3.4

                     ARTICLES OF AMENDMENT
                             TO THE
                   ARTICLES OF INCORPORATION
                               OF
                      SUMMIT SILVER, INC.

Pursuant to the provisions of Section 30-1-61 of the Idaho Business Corporation Act, the undersigned corporation adopts the following
Articles of Amendment to its Articles of Incorporation:

FIRST: The following Amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on September
20, 1999 in the manner prescribed by the Idaho Business Corporation
Act:

That the Article titled Article I of the Articles of Incorporation of Summit Silver, Inc., page 1, was amended to read as follows:

          "The name of this corporation is, and shall be ELITE
     LOGISTICS, INC."

That the Article titled Article II and further titled paragraph
(a) of the Articles of Incorporation of Summit Silver, Inc., page
I and 2, was amended to read as follows:

     "(a) To carry out any and all general business activities which the Board of Directors considers and approves, and to engage in any type of business without regard to industry which the Board of Directors believes is in the best interests of the corporation."

Items (b) through (h) of Article Fourth of the Articles of
Incorporation of Summit Silver, Inc., pages 2 and 3 remain unchanged.

     That the first paragraph of the Article titled Article V was amended to read as follows:

          "That the aggregate number of shares which the corporation shall have the authority to issue is Fifty Million (50,000,000) common shares of the par value of One Cent
     ($0.01) per share, and Ten Million (10,000,000) preferred shares of the par value of One Cent ($0.01) per share. All shares of either class shall be non-assessable.

     Second paragraph unchanged.

     Third  paragraph unchanged.


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SECOND: The number of one-class shares of the corporation
outstanding at the time of such adoption was 6,258,784 and the number of shares entitled to vote thereon was 6,258,784.

THIRD: The number of shares voted approving the amendment to
Article I was 4,159,859 (66%), the number abstaining from voting was 0, the number of shares voted against such amendment was 0. The number of shares voted approving the amendment to Article II was 4,159,859 (66%), the number abstaining from voting was 0, the number of shares voted against such amendment was 0. The number of shares voted approving the amendment to Article V was 4,159,859 (66%), the number abstaining from voting was 0, the number of shares voted against such amendment was 0.

DATED: November 4, 1999



                                   SUMMIT SILVER, INC.

                                   /s/ John P. Ryan
                                   John P. Ryan
                                   President


STATE OF IDAHO      )
                    )    ss.
County of Kootenai  )

I, Kathy V. Neubeurt, a Notary Public, do hereby certify that on this 4th day of November 1999, personally appeared before me John
P. Ryan, who being by me first duly sworn, declared that he is the person who signed the foregoing document, is the President of Summit Silver, Inc., and that the statements contained therein are true.

                                   /s/ Kathy V. Neubeurt
                                   Residing at: Kellogg, Idaho

                                   My Commission Expires:
                                   6/23/2003